Exhibit 10.3
APOLLO GROUP, INC.
2000 STOCK INCENTIVE PLAN
PLAN AMENDMENT
     The Apollo Group, Inc. 2000 Stock Incentive Plan, as previously amended and restated (the “Plan”), is hereby further amended, effective June 24, 2010, as follows:
     1. Section 3.1(r) of the Plan is hereby amended in its entirety to read as follows:
     (r) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre-tax or after-tax net earnings or net income, sales or revenue growth, operating earnings, cash flow objectives, operating cash flows, free cash flow (operating cash flow less capital expenditures and adjusted for increases or decreases in restricted cash), return on net assets, return on stockholders’ equity, return on assets, return on capital or invested capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, market share, operating income, net operating income or net operating income after tax, operating profit or net operating profit, operating margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, economic value-added models, cost reductions, budget objectives, litigation and regulatory resolution goals, expense control goals, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or as measured in terms of one or more business units or Subsidiaries of the Company. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
     2. Section 3.1(s) of the Plan is hereby amended in its entirety to read as follows:
     (s) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, at the time the Performance Goal or Goals for the Performance Period are established, provide for one or more adjustments or modifications to the calculation of such Performance Goal or Goals in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.
     In addition, should the Performance Goal be tied to operating cash flow or free cash flow objectives, then the Committee may, in establishing the applicable targets, authorize adjustments, deductions and/or exclusions with respect to one or more of the following items to the extent those items are to be utilized in the calculation of operating cash flow or free cash flow for any or all of the fiscal years within the applicable Performance Period and/or any other fiscal year that serves as a base or comparative measurement year:
          (i) cash amounts expended in the acquisition of property, plant and equipment,
          (ii) cash amounts paid in connection with actual or proposed acquisitions of one or more businesses or the assets of one or more businesses,
          (iii) cash flows or adjusted cash flows attributable to any businesses or assets acquired during the Performance Period (or other relevant measurement period),
          (iv) cash amounts paid as interest expense,
          (v) cash amounts received as interest income,
          (vi) cash amounts paid in connection with judgments, verdicts and settlements with respect to specified litigation matters, and
          (vii) increases or decreases in restricted cash attributable to Title IV student funding.
     In further clarification of the various adjustments that may be made to one or more Performance Goals in accordance with this Section 3.1(s) and without limiting the scope or generality of those permissible adjustments, should the Performance Goal be tied to any net income or operating profit objectives, then the Committee may, in establishing the applicable net income or operating profit target, authorize one or more of the following adjustments to net income or operating profit for any fiscal year within the applicable Performance Period:
     (i) the exclusion of all acquisition costs expensed for the applicable fiscal year, whether relating to acquisitions effected during that year or any prior fiscal year,
     (ii) the exclusion of all income or loss attributable to companies or other entities acquired during the applicable fiscal year,

     (iii) the exclusion of impairment charges related to goodwill, intangible assets or other long-lived assets,
     (iv) the exclusion of amounts expensed in connection with judgments, verdicts and settlements with respect to specified litigation matters,
     (v) the exclusion of stock-based compensation expense or costs, as computed in accordance with applicable accounting principles, and
     (vi) any other applicable adjustments authorized in accordance with the foregoing provisions of this Section 3.1(s).”
     3. Article 9 of the Plan is hereby amended in its entirety to read as follows:
ARTICLE 9
PERFORMANCE SHARE AWARDS
     “9.1 GRANT OF PERFORMANCE SHARE AWARDS. The Committee is authorized to grant Performance Share Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of shares of Stock that may be issued under each such Award of Performance Shares upon the attainment of the applicable performance objectives. All Performance Share Awards shall be evidenced by an Award Agreement.
          9.2 VESTING AND ISSUANCE PROVISIONS.
          (a) Performance Shares awarded under the Plan shall be structured and implemented in accordance with the following guidelines:
          (1) The Committee shall, at the time of the Award, establish (i) the applicable performance objectives that must be attained in order for the Performance Share Award to vest, (ii) the applicable performance period (which is to be of at least one year but not more than five (5) years in duration) over which those performance objectives are to be attained, (iii) the additional service vesting requirements to be completed during the performance period and (iv) the issuance date or dates on which the shares of Stock subject to a vested Performance Share Award are to be issued. The vesting and issuance provisions applicable to each Performance Share Award, including the additional service vesting requirements set by the Committee for completion during the applicable performance period, shall be set forth in the Award Agreement.

          (2) At the end of the performance period, the Committee shall determine the actual level of attainment for each performance objective and the extent to which the Performance Shares awarded for that period are to vest and become payable based on the attained performance levels and the satisfaction of the applicable service vesting requirements.
          (3) The Performance Shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Committee at the time the Performance Shares are awarded or the period selected by the Participant in accordance with the applicable requirements of Code Section 409A. The Committee, in its discretion, may also at the time of the Award structure one or more Performance Shares Awards so that an additional period of employment or service with the Company following the completion of the performance period is required in order for the Participant to vest in the Performance Shares.
          (4) Performance Shares shall be paid and settled shares of Stock, except to the extent (if any) otherwise set forth in the Award Agreement.
          (5) Performance Shares may also be structured so that such shares shall be converted into actual shares of Stock based on a conversion rate that varies with the level at which each applicable performance objective is actually attained.
          (b) The Committee shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Performance Share Awards so that the shares of Stock subject to those Awards shall vest upon the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Committee at the time of the Award.
          (c) The Participant shall not have any stockholder rights with respect to the shares of Stock subject to a Performance Share Award until that Award vests and the shares of Stock are actually issued thereunder. However, the Committee may structure one or more Performance Share Awards so that the applicable Award Agreement provides that dividend-equivalent units shall be credited on outstanding Performance Share Awards and subsequently paid, either in cash or in actual shares of Stock, subject to such terms and conditions as the Committee may deem appropriate, but in no event shall any such dividend-equivalent units vest or otherwise become payable prior to the time the underlying Performance Share Award vests, and any such credited dividend equivalents shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Performance Share Award in the event the applicable performance objectives are not attained.
          (d) Except as otherwise set forth in Section 9(e), outstanding Performance Share Awards shall terminate, and no shares of Stock shall actually be issued in settlement of those Awards, if the performance goals established for those Awards are not attained. In no event may any vesting requirements tied to the attainment of Performance Goals be waived with respect to Performance Share Awards that were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section 9.2(e) or Section 13.8.
          (e) Each Performance Share Award outstanding at the time of a Change in Control shall vest at that time, and the number of shares of Stock that would otherwise be issuable under such Award at target level attainment of the applicable performance objectives (or such other level of attainment as is specified in the Award Agreement) shall be issued as soon as administratively practicable following the closing of the Change in Control transaction, subject to the Company’s collection of all applicable withholding taxes. Alternatively, the number of shares of Stock otherwise issuable under that Performance Share Award at such target or other specified level shall be converted at that applicable level into the right to receive the same consideration per share of Stock payable to the actual holders of the Stock in consummation of the Change in Control and distributed at the same time as those stockholder payments, subject to the Company’s collection of the applicable withholding taxes. Such automatic vesting of the Performance Share Awards at target or other specified level attainment shall occur pursuant to this Section 9.2(e), even though such acceleration may result in their loss of performance-based status under Code Section 162(m).”
     4. Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect immediately prior to such amendment shall continue in full force and effect.
          IN WITNESS WHEREOF, APOLLO GROUP, INC. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officers on this 24th day of June 2010.

APOLLO GROUP, INC.
By:	/s/ Brian L. Swartz

	TITLE:	SVP & Chief Financial Officer